Exhibit 10.14
THIRD AMENDMENT
TO THE
BANK OF AMERICA DEFERRED COMPENSATION PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2015)

Instrument of Amendment

THIS INSTRUMENT OF AMENDMENT (the “Instrument”) is executed by BANK OF AMERICA CORPORATION, a Delaware corporation with its principal office and place of business in Charlotte, North Carolina (the “Company”).
Statement of Purpose
The Company sponsors the Bank of America Deferred Compensation Plan (f/k/a the Bank of America 401(k) Restoration Plan) (the “Plan”) for the benefit of its eligible employees and the eligible employees of its affiliated companies that participate in the Plan. The provisions of the Plan are currently set forth in an instrument of the Company dated December 5, 2014, which amended and restated the Plan effective January 1, 2015, and by two subsequent amendments. The Company has reserved the right in Section 4.1 of the Plan to amend the Plan in whole or in part, on its own behalf and on behalf of its affiliated companies that participate in the Plan. By this Instrument, the Company is amending the Plan to reflect the elimination of the suspension of deferrals following a hardship distribution from a 401(k) plan maintained by the Company or an affiliated company.
NOW, THEREFORE, the Company hereby further amends the Plan to be effective as of January 1, 2020:
1.     Section 2.2(f) of the Plan is hereby amended to read, in its entirety, as follows:

“(f)
Irrevocability of Deferral Elections: All deferral elections made or deemed to be made, as applicable, pursuant to this Section shall be irrevocable for the Plan Year; provided, however, if an Eligible Employee receives a hardship distribution from the 401(k) Plan (or any other Code Section 401(k) plan maintained by the Corporation or any Affiliated Group Member) pursuant to Treas. Reg. Section 1.401(k)-1(d)(3) prior to January 1, 2020: (i) the Eligible Employee shall not be entitled to defer any Base Salary or Eligible Incentive Award pursuant to the Restoration Plan during the 6- month period beginning upon the Eligible Employee’s receipt of the hardship distribution (such period, the “Suspension Period”), (ii) any existing election by the Eligible Employee to defer Base Salary or an Eligible Incentive Award under the Restoration Plan shall be cancelled, in accordance with Treas. Reg. Section 1.409A-3(j)(4)(viii), to the extent necessary to prohibit such deferrals during the Suspension Period, and (iii) no subsequent election by the Eligible Employee to defer Base Salary or an Eligible Incentive Award pursuant to the Restoration Plan shall become effective prior to the end of the Suspension Period. Notwithstanding the preceding sentence, any Suspension Period that is in effect on January 1, 2020 shall end on such date, and any existing election by the Eligible Employee to defer Base

Salary or an Eligible Incentive Award under the Restoration Plan during the balance of such Suspension Period shall be restored and become effective (including without limitation and for the avoidance of doubt any election to defer an Eligible Incentive Award earned for the 2019 Plan Year that is paid during the 2020 Plan Year). If an Eligible Employee receives a hardship distribution on or after January 1, 2020, such distribution shall not result in a Suspension Period and shall not otherwise impact any existing deferral elections in place with respect to the Eligible Employee.”

2.    Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.
IN WITNESS WHEREOF, the Company, on behalf of all Participating Employers in the Plan, has caused this Instrument to be duly executed on December 13, 2019.
BANK OF AMERICA CORPORATION
By: /s/ Christopher J. Fabro
Christopher J. Fabro
Global Compensation & Benefits Executive
Bank of America Corporation